AGREEMENT OF SALE


     THIS AGREEMENT, entered into as of the 15 day of December, 1995, by and between UNITED DOMINION REALTY TRUST, INC., a Virginia corporation ("Purchaser") and BROOKSEA ASSOCIATES, an Illinois Limited Partnership ("Seller").

                                  WITNESSETH:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Six Million Two Hundred Fifty Thousand and No/100 Dollars ($6,250,000.00) ("Purchase Price"), that certain property ("Property") in Winter Park, Florida, more particularly described on Exhibit A attached hereto, which Property is known as Seabrook Apartments. Included in the Purchase Price is all of the personal property set forth on Exhibit B, which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale.

2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

     a. Within one (1) business day after Purchaser receives a fully executed Agreement, the sum of $100,000.00 ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement), by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     b. On the Closing Date (as hereinafter defined), $6,250,000.00 (inclusive of all Earnest Money) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 12:00 Noon on the Closing Date. If the funds are not received by 12:00 Noon, then, on the Closing Date, Purchaser shall pay Seller an amount equal to any additional mortgage per diem interest costs incurred by the Seller.

3.   TITLE COMMITMENT AND SURVEY.

     a. Attached hereto as Exhibit C is a title commitment with an effective date of September 6, 1995 ("Title Commitment") for an owner's standard coverage title insurance policy ("Title Policy") issued by Chicago Title Insurance Company ("Title Insurer"). The owner's Title Policy issued at Closing will be in the amount of the Purchase Price subject only to real estate taxes not yet due and payable, the general printed exceptions contained in the policy and the special title exceptions set forth in Schedule B approved by Purchaser in writing prior to the expiration of the Approval Period. All of the above are herein referred to as the "Permitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated. On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment and the Permitted Exceptions. Seller and Purchaser shall equally share the costs of the Title Policy; however, Purchaser shall pay the costs of "extended coverage" or any special endorsements which Purchaser requires.

     b. Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by Sears Surveying Company dated July 7, 1995, and Purchaser will approve or disapprove the Survey and advise Seller of any objections prior to the expiration of the Approval Period. If Purchaser requires any additional survey work, Purchaser shall pay for the cost of such additional work.

4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser. Notwithstanding the aforesaid, Seller shall remove all liens of a definite ascertainable amount, and Seller shall not create any new encumbrances against the Property.

5. PAYMENT OF CLOSING COSTS. Seller and Purchaser shall equally share the costs of the documentary stamps to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement.

6.   DAMAGE, CASUALTY AND CONDEMNATION.

     a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $100,000 or less, or in the case of Personal Property, for $10,000 or less, then Purchaser shall accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible. If the cost of repair or restoration exceeds those amounts, then Purchaser can elect to either: (a) accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible; or (b) terminate this Agreement upon notice to Seller served within twenty (20) business days of receipt of notice of such casualty.

     b. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) impair access to the Property; (ii) cause any non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

     i. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease, except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in Paragraph ; or

     ii. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

Purchaser shall notify Seller within five (5) business days after Purchaser's receipt of Seller's notice whether Purchaser elects to exercise its rights under subparagraph (i) or subparagraph (ii) of this Paragraph b. The Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to terminate this Agreement.

If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     c. If the Agreement is terminated pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

7.   AS-IS CONDITION.

     a. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Except for any breach of the representations set forth in Paragraph b.vi. and vii., Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum,
(B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon,
(H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

     b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Except as may otherwise be specifically set forth elsewhere in this Agreement, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and except as may otherwise be specifically set forth elsewhere in this Agreement releases Seller from any liability with respect to such historical information.

8. CLOSING. The closing ("Closing") of this transaction shall be within fifteen(15) days after the end of the Approval Period, prvided, however, in no eventshall Seller be obligated to close earlier than (4) four business days after Purchaser's ("Closing Date"), at the office of the Purchaser's attorney in Tampa, Florida, at which time Seller shall deliver possession of the Property to Purchaser.

9.   CLOSING DOCUMENTS.

     a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

     b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Deed (in the form of Exhibit E attached hereto) subject to the Permitted Exceptions; a quitclaim deed conveying all of Seller's right, title and interest, if any, in and to any strips, gores, hiatuses and/or other property discrepancies reflected on the Survey which are not included within the legal description of the Property; an assignment of any termite bond that Seller has, provided such bond is assignable; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit F attached hereto); an executed closing statement; an executed assignment and assumption of all service contracts to be assumed by Purchaser (in the form of Exhibit G attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit H attached hereto); updated rent roll (to be delivered two days prior to the Closing Date); a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit I attached hereto); a non-foreign affidavit (in the form of Exhibit J attached hereto); an affidavit (in the form of Exhibit L attached hereto) stating Purchaser's right to audit Seller's books and records relating to the Property, at Purchaser's expense, at a time reasonably convenient to Seller, but before March 31, 1996, if Purchaser is required to submit to the Securities and Exchange Commission or any other regulatory body; an executed assignment of intangible property (in the form of Exhibit M attached hereto); an executed certificate as to representations and warranties (in the form of Exhibit P attached hereto); an opinion letter from the in-house counsel of The Balcor Company substantially in the form of Exhibit Q attached hereto; and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT, INCLUDING ITS OBLIGATIONS TO MAKE ALL DEPOSITS ON OR BEFORE THE DATES PROVIDED FOR HEREIN. IF THE PURCHASER FAILS TO MAKE ITS DEPOSITS INTO THE ESCROW ON OR BEFORE THE DATE SUCH DEPOSIT IS DUE AS PROVIDED FOR HEREIN, OR IN THE EVENT OF ANY OTHER DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, THEN SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RIGHT TO RECOVER FROM THE SELLER ACTUAL DAMAGES IN AN AMOUNT NOT TO EXCEED $100,000.00 AND THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE, PROVIDED THAT AT THE TIME OF THE FILING OF THE COMPLAINT, PURCHASER SHALL DEPOSIT WITH THE ESCROW AGENT THE AMOUNT OF THE PURCHASE PRICE INCLUSIVE OF THE EARNEST MONEY.

12.  a.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents); all security deposits and interest thereon if required by law or under the leases (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; service contracts; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 P.M. on the day prior to the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents referred to in b below. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. Post-closing assessments for incomplete improvements shall be paid by Purchaser.

     b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent") for the calendar month in which the Closing occurs, then the first rent collected by Purchaser will be delivered to Seller for the Delinquent Rent. If Delinquent Rent is in arrears for a period prior to the calendar month in which the Closing occurs, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent. Purchaser shall deliver Seller's pro rata share within 60 days after the Closing Date. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser or Seller shall be an act of default hereunder by such party and shall be subject to the provisions of Paragraph or , as applicable.

14. ASSIGNMENT. Purchaser reserves the right to assign its rights under this Agreement (but without release of its obligations herein) to a third party who may purchase or sell and thereafter exchange the Property in accordance with the provisions of Section 1031 of the Internal Revenue Code of 1986. Such exchange shall be accomplished at no additional expense or delay to Seller and Purchaser agrees to indemnify Seller against any claims or liabilities resulting solely from structuring the transaction as an exchange, rather than a direct purchase.

15. BROKER. The parties hereto acknowledge that Cushman & Wakefield of Florida, Inc. ("Broker") is the only real estate broker involved in this transaction. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Seller. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel. This Paragraph shall survive the Closing and the delivery and recording of the Deed.

16.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

     a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, and service contracts (collectively the "Documents"). All of the Documents shall be subject to approval by Purchaser by the close of business (5:00 P.M. Central Time) on January 25, 1996 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right, during normal business hours, to inspect and approve the condition of the Property including the interior of the apartments and review all files and leases located at the Property and related locations. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

     b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

     c. If Purchaser disapproves the Documents or the condition of the Property, for any reason or no reason, it must be by a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent on or prior to the first business day after the expiration of the Approval Period. Upon receipt of the Notice of Disapproval, the Earnest Money plus the interest accrued thereon shall be returned to the Purchaser. If Purchaser does not deliver a Notice of Disapproval, then it shall be conclusively presumed that Purchaser has approved the Documents and the condition of the Property and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder. Upon receipt by Seller of a Notice of Disapproval from Purchaser, Seller shall instruct Escrow Agent to return the Earnest Money plus all accrued interest thereon to Purchaser.

17. SURVIVAL OF PURCHASER'S INDEMNITY. Notwithstanding anything in this Agreement to the contrary, Purchaser's obligation to indemnify, defend and hold Seller harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

18.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

     a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Phillip Schechter or Michael Becker (the asset manager of the Property), and any representation or warranty of the Seller is based upon those matters of which Phillip Schechter or Michael Becker has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

     b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations, warranties and covenants, all of which are made to the best of Seller's knowledge, which shall survive the Closing and delivery of the Deed for a period of one hundred eighty (180) days:

     i. The present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no written notice that any such laws, rules or regulations are being violated.

     ii. The rent roll attached hereto as Exhibit N which will be updated as of the Closing Date is true and accurate.

     iii. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

     iv. Seller has the power and authority to execute and deliver this Agreement, the Deed and the other conveyance documents; the persons executing the documents are duly authorized to do so, without further consent of any other party and upon their execution, the documents shall be binding upon Seller;

     v. The management, operation, leasing and maintenance of the Property, as presently conducted by the Seller, shall continue until the Closing Date.

     vi. Seller has not received written notice from any governmental authorities that the Property contains Hazardous Materials or Hazardous Substances or that the Property violates any Environmental Laws.

     vii. Seller has no knowledge of the existence of Hazardous Materials or Hazardous Substances on the Property.

     viii. Except as otherwise set forth on the list of Service Contracts attached hereto as Exhibit O, all of the Service Contracts are terminable on thirty days' prior notice without premium or penalty.

     ix. Seller has made available or will make available to the Purchaser, at Purchaser's request, during the Approval Period, the books and records concerning the Property which books and records are located at various locations.

     x. All representations and warranties made by Seller under this Paragraph will be reviewed by Michael Becker (the asset manager), Jan Mason (the district manager of the management company) after inquiry of the on-site manager and Jerry Ogle, the in-house counsel of The Balcor Company, with a requirement that they respond in writing to Michael Becker as to whether or not to the best of their knowledge any of the representations and warranties is false or misleading.

     c. If on or prior to the Closing Date, Seller discovers that a representation or warranty is untrue, then upon notice to Purchaser, Purchaser can elect to terminate this Agreement or take title to the Property subject to the untrue representation or warranty.

19. ENVIRONMENTAL REPORT. Attached to this Agreement as Exhibit K is a Phase I Environmental Site Assessment dated March 13, 1995 prepared by Environmental Management Group, Inc. ("Environmental Report") of the Property, which Seller is delivering to Purchaser, at Purchaser's request. Seller makes no representation or warranty that the Environmental Report is accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Environmental Report, including, without limitation, the matters set forth in the Environmental Report or the accuracy and/or completeness of the Environmental Report.

20. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

21. PURCHASER'S ORGANIZATIONAL DOCUMENTS. At least ten (10) days prior to the Closing Date, Purchaser and Seller will provide the other party's attorney with copies of their organizational documents, including a certified copy of the recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation and corporate resolutions authorizing the transaction, whichever is applicable.

22.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

23. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Ilona Adams
          with copies to:     The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Al Lieberman
                              708/267-1600
                              708/317-4462 (FAX)

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

          TO PURCHASER:       United Dominion Realty Trust, Inc.
                              7800 South Land Blvd.
                              Suite 154
                              Orlando, Florida 32809
                              Attention: Harold S. Warren
                              407/856-0338
                              407/856-0523 (FAX)

          with a copy to:     United Dominion Realty Trust, Inc.
                              10 S. Sixth Street
                              Suite 203
                              Richmond, Virginia 23219
                              Attention: Sarah S. Schimmels, Esq. and
                                         M.A. "Buddy" Scott, Asst. V.P.
                                         Acquisitions
                              804/780-2691
                              804/788-4607 (FAX)
subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent. Hard copies of all facsimiles will be sent by overnight courier no later than the next business day after the facsimiles are sent.

24.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three
(3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow
Agent:

     a.   One (1) fully executed copy of this Agreement; and

     b. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller upon receipt of the Earnest Money.

Purchaser will wire transfer the Earnest Money to the Escrow Agent within one
(1) business day after Purchaser receives a fully executed Agreement of Sale.

25. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Florida.

26. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

27. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

28. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

29. RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

30. CONFIDENTIALITY. Purchaser and Seller each hereby agree to reasonably endeavor to keep the terms and conditions of this Agreement confidential, provided that either party may reveal such information regarding the terms and provisions of this Agreement as may be necessary in their reasonable discretion to comply with the provisions of this Agreement, the reasonable operation and conduct of their respective businesses or any provision of any law, ordinance or governmental regulation.

31. VACANT APARTMENTS. If, as of the Closing Date, any of the apartment units has been vacant for more than five (5) days, then Purchaser shall receive a credit of $200.00 for each of those vacant units which is not in a "rent ready condition".

32. MISCELLANEOUS. Seller agrees that it will not terminate its partnership agreement prior to a date which is 180 days after the Closing Date and it will withhold $250,000.00 from its distribution of the net proceeds of this sale to its partners until a date which is 180 days after the Closing Date.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on      PURCHASER:
15 December, 1995.
                              UNITED DOMINION REALTY TRUST, INC.,
                              a Virginia corporation

                              By:
                                 --------------------------------

Executed by Seller on              SELLER:
December 19, 1995.
                              BROOKSEA ASSOCIATES, an Illinois
                              limited partnership

                              By:  Seabrook Associates, an Illinois
                                   limited partnership, its sole
                                   general partner

                              By:  Balcor Realty Associates VIII, an
                                   Illinois general partnership, general
                                   partner

                              By:  The Balcor Company, a Delaware
                                   corporation, a general partner


                              By: /s/Phillip Schechter
                                 --------------------------------
                                   Authorized Agent

                                                                       Seabrook


Cushman & Wakefield of Florida, Inc. ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.

                              CUSHMAN & WAKEFIELD OF FLORIDA,
                              INC.


                              By:
                                 ----------------------------
                                   Associate Director

                                   EXHIBITS


A    -    Legal
B    -    Personal Property
C    -    Escrow Agreement
D    -    Title Commitment
E    -    Deed
F    -    Bill of Sale
G    -    Assignment of Service Contracts
H    -    Assignment of Leases and Security Deposits
I    -    Notice to Tenants
J    -    Non-Foreign Affidavit
K    -    Environmental Report
L    -    Affidavit As To Audit
M    -    Assignment of Intangible Property
N    -    Rent Roll
O    -    List of Service Contracts
P    -    Certificate as to Representations and Warranties
Q    -    Opinion Letter